Exhibit 10.2

EXECUTION VERSION

THIS AGREEMENT (the “Agreement”) is entered into on January 14, 2009, by and between BioFuel Energy, LLC, a Delaware limited liability company (the “Company”), and Cargill, Incorporated, a Delaware corporation (“Cargill”).

RECITALS

WHEREAS, in 2008 the Company and Cargill entered into a number of hedging and fixed-price purchase contracts with respect to corn (the “Contracts”), all of which have been liquidated;

WHEREAS, immediately prior to the Initial Payment (as defined below), the Company owed Cargill $17,402,485.71 (the “Payable”) arising from the liquidated Contracts;

WHEREAS, the Company is also the borrower of indebtedness (together with interest and any other amounts owed in respect thereof, the “Subordinated Debt”) under a loan agreement dated September 25, 2006, among the Company and certain affiliates of Greenlight Capital, Inc. and Third Point LLC (such affiliates, the “Subordinated Debt Holders”); and

WHEREAS, on December 5, 2008, the Company paid Cargill $3,000,000.00 (the “Initial Payment”) in partial satisfaction of the Payable;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions and Usage

SECTION 1.01.  Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Available Cash Received” shall mean:

(a) 100% of the cash proceeds actually received by the Company after the date of this Agreement from its subsidiaries by way of dividend or distribution in compliance with the subsidiaries’ credit facilities, other than (i) any such cash proceeds consisting of management fees paid by such subsidiaries in compliance with their credit facilities (which are currently $800,000.00 per month) and (ii) any other such cash proceeds reasonably required to be spent or reserved by the Company for payment of professional fees, taxes, employee compensation or other similar matters; and

(b) 50% of the cash proceeds actually received by the Company after the date of this Agreement from any Equity Issuance (or cash contribution from holders of Equity Interests) or incurrence of indebtedness for borrowed money, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday in the State of New York.

“Cargill Designated Funds” shall mean (i) until the Cash Reallocation Trigger, 100% of Available Cash Received and (ii) thereafter, 50% of Available Cash Received.

“Cash Reallocation Trigger” means the payment by the Company to Cargill after the date hereof of an aggregate of $2,800,828.57 in satisfaction of the Payable pursuant to Article III of this Agreement.

“Equity Issuance” shall mean any issuance or sale by the Company of any Equity Interests thereof, except in each case for (i) any such issuance or sale to its subsidiaries and (ii) any such issuance or sale to management, employees or directors of the Company, BioFuel Energy Corp. or any of the Company’s subsidiaries pursuant to an employee or director stock option or stock purchase plan or an employee or director benefit plan.

“Equity Interests” shall mean shares of capital stock, membership interests or other equity interests, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire an equity interest.

ARTICLE II

Initial Actions

SECTION 2.01.  Forgiveness of Payable.  By executing this Agreement, Cargill acknowledges receipt of the Initial Payment and acknowledges and agrees that, subject to Article V hereof,:

(a) effective as of December 1, 2008, it unconditionally and irrevocably forgave, and waived all rights with respect to, $3,000,000.00 of the Payable and any and all interest, fees and other charges associated with the entire amount of the Payable, in each case that accrued or may have accrued through and including November 30, 2008, and as a result of the foregoing, as of December 1, 2008, the remaining amount of the Payable was $11,402,485.71; and

(b) for each additional $1.00 paid by the Company to Cargill after the date of this Agreement pursuant to Section 3.01 hereof up to $2,800,828.57, Cargill shall unconditionally and irrevocably forgive, and waive any and all rights with respect to, (i) an additional $1.00 of the Payable (i.e., $1.00 shall be forgiven in addition to the $1.00 of the Payable that is satisfied as a result of such payment)

and (ii) any and all accrued interest with respect to the $1.00 forgiven pursuant to sub-clause (i) of this clause (b).

SECTION 2.02.  Interest.  Beginning December 1, 2008, interest on the outstanding Payable began to accrue, and will continue to accrue, at a rate of 5.0% per annum, compounded quarterly.

SECTION 2.03.  Payment to Subordinated Debt Holders.  Cargill acknowledges and agrees that the Company may, at any time after the date hereof, make one or more payments, up to an aggregate amount of $2,000,000.00, in respect of principal, interest or other amounts in respect of the Subordinated Debt, provided that no such payment shall be made unless and until a written agreement between the Company and the Subordinated Debt Holders has been entered into pursuant to which:

(a) the interest rate in respect of the Subordinated Debt is reduced, effective as of December 1, 2008, to 5.0% per annum until the earlier of full satisfaction of the Payable and March 2015, at which time the interest rate in respect of the Subordinated Debt shall automatically revert to the original interest rate payable in respect of the Subordinated Debt;

(b) the Subordinated Debt Holders agree that (i) the Company will not be obligated to make any further cash payments of principal, interest or other amounts in respect of the Subordinated Debt until the Cash Reallocation Trigger has occurred and (ii) from the time of the Cash Reallocation Trigger until the Payable has been fully satisfied pursuant to Article III of this Agreement, the Company will only be obligated to make cash payments to Cargill from the Cargill Designated Funds and will be obligated to make payments in respect of the Subordinated Debt with Available Cash Received that does not constitute Cargill Designated Funds; and

(c) the Subordinated Debt Holders agree that they will not, as a result of or in connection with any failure by the Company to make payments of principal, interest or other amounts in respect of the Subordinated Debt, exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to the Subordinated Debt or institute any action or proceeding with respect to such rights or remedies, other than as a result of or in connection with any Event of Default (as defined in Section 4.01 hereof) or any violation of or default under the written agreement contemplated by this Section 2.03.

ARTICLE III

Payments

SECTION 3.01.  Payments to Cargill.  Upon receipt of any Available Cash Received in excess of $100,000.00 (it being understood that Available Cash Received not in excess of such amount shall be included in subsequent calculations of Available Cash Received), the Company will, within two Business Days of such receipt, make payment to Cargill in respect of the Payable and/or accrued interest thereon, allocated as set forth in Section 3.02(c) hereof.  Each such payment shall be in an amount equal to the amount of Cargill Designated Funds attributable to such receipt of Available Cash Received.

SECTION 3.02.  Payments Generally.

(a) Cargill acknowledges and agrees that (i) the Company’s obligation to pay the Payable and any accrued interest thereon shall only be due upon receipt of and shall only be payable from, Available Cash Received, and at such time shall only be due and payable in an amount equal to the Cargill Designated Funds attributable to such Available Cash Received, and (ii) unless an Event of Default has occurred, Cargill will not exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to the Payable or institute any action or proceeding with respect to such rights or remedies.

(b) All payments to be made in respect of the Payable or accrued interest thereon shall be payable by wire transfer in immediately available funds to the account to which the Initial Payment was paid or to such other account as may be designated by Cargill in advance of any such payment.

(c) Until an aggregate amount of $2,800,828.57 has been paid to Cargill pursuant to this Agreement, all payments to Cargill pursuant to this Agreement shall be applied to permanently reduce the Payable.  Thereafter, payments to Cargill pursuant to this Agreement shall be applied (i) first, to accrued and unpaid interest and (ii) second, toward further permanent reduction of the Payable.

ARTICLE IV

Event of Default

SECTION 4.01.  Event of Default Generally.  An “Event of Default” shall only occur if the Company shall fail to make any payment hereunder within two Business Days of the date such payment becomes due.

SECTION 4.02.  Notice of Default.  If an Event of Default shall occur and be continuing, Cargill may by written notice to the Company declare the Payable and all interest accrued thereon to be immediately due and payable.

SECTION 4.03.  Waiver.  No failure by Cargill to exercise any right or remedy consequent upon a breach of this Agreement shall constitute a waiver of any such breach.

ARTICLE V

Clawback

SECTION 5.01.  Clawback.  In the event that any payment (or portion of any payment) made by the Company with respect to the Payable is recovered from Cargill, in whole or in part, as a result of any court order in bankruptcy, insolvency or similar proceeding (whether considered in equity or at law) instituted by or against the Company or any of its affiliates, the entire unpaid amount of the Payable, plus the amount of any payment so recovered from Cargill and any amounts previously forgiven pursuant to Section 2.01(a) or 2.01(b) of this Agreement, shall be due and payable to Cargill.

ARTICLE VI

Covenants

SECTION 6.01.  Distributions.  The Company shall use its commercially reasonable efforts, subject to its prudent business judgment, to cause its operating subsidiaries to distribute on a quarterly basis all amounts permitted to be distributed to it under the subsidiaries’ credit facilities.

SECTION 6.02.  Other Agreements.  The Company and Cargill agree to engage promptly in good faith negotiations with respect to a mutually agreeable restructuring of the outstanding silo leases and corn supply agreements between the two parties.  During negotiations, the following matters will be considered by the parties: (i) Cargill’s repayment of the Company’s and its subsidiaries’ investment in the silos, (ii) a reduction in the Company’s and its subsidiaries’ need for working capital in return for a higher per bushel of corn fee payable to Cargill and (iii) a sharing agreement to cover profitability in Cargill’s corn purchase effort for the Company.  It is the intention of the parties that the Company will be, even on a worst case basis, no worse off on an operating cash flow basis if the contemplated restructuring occurs.

SECTION 6.03.  Inspection of Books and Records.  Cargill shall have the right, upon reasonable written notice and during normal business hours, at its own expense to examine the financial books and records of the Company solely to the extent reasonably necessary to confirm the Company’s compliance with this Agreement, provided, however, that such access shall not apply to any books and records of the Company that is attorney work-product or protected by the attorney-client privilege and such access shall not unreasonably disrupt the normal operations of the Company.  All information obtained during the course of such examination shall be kept confidential and shall not be disclosed by Cargill.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Representations.  Each party hereby represents and warrants to the other party that (i) such party has full power and authority to execute this Agreement, (ii) the execution and delivery by such party of this Agreement has been duly authorized by all necessary action and no other proceedings on the part of such party are necessary to approve this Agreement and (iii) such party has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 7.02.  Notices.  Any notices and other communications required to be given pursuant to this Agreement shall be delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, by private courier, by facsimile or by telex, as follows:

If to the Company:

BioFuel Energy, LLC
1600 Broadway, Suite 2200
Denver, Colorado 80202
Attention: Kelly G. Maguire
Vice President and Chief Financial Officer
Fax: (303) 592-8117

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Craig F. Arcella
Fax: (212) 474-3700

If to Cargill:

Cargill AgHorizons
P.O. Box 9300, MS 19
Minneapolis, Minnesota 55440-9300
Attention: Daniel P. Dye
President
Fax: (952) 742-7313

SECTION 7.03.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.04.  Entire Agreement.  This Agreement, and any other document signed by the parties hereto at or after the signing of this Agreement, constitute the complete agreement among the parties concerning the subject matter in such documents and supersede all prior understandings among such parties.

SECTION 7.05.  Counterparts.  This Agreement may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

SECTION 7.06.  Amendments and Waiver.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by both parties.

SECTION 7.07.  Further Assurances.  Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof.  The parties shall cooperate with each other so that each such party receives the benefits to the greatest extent possible to which it may be entitled under this Agreement.

SECTION 7.08.  Reservation of Remedies.  Except as described in this Agreement, the rights and remedies of the parties are not exclusive of any rights or remedies which they would otherwise have thereunder or at law or in equity.

SECTION 7.09.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

SECTION 7.10.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company and Cargill and their respective successors and permitted assigns.

SECTION 7.11.  Fees and Expenses.  Each party shall be responsible for its own fees and expenses relating to the execution of this Agreement.

SECTION 7.12.  Waiver of Jury Trial.  The parties hereby waive trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to this Agreement to the full extent permitted by law.

IN WITNESS WHEREOF, the Company and Cargill have caused this Agreement to be duly executed as of the day and year first above written.

BIOFUEL ENERGY, LLC,

by

Name:
Title:

CARGILL, INCORPORATED,

by

Name:
Title: